                                                                EXHIBIT 99(b)(2)






                                                                   April 7, 1998

Huntsman Packaging Corporation
500 Huntsman Way
Salt Lake City, UT  84108

Attention:  Mr. Richard P. Durham
            President and Chief Executive Officer




                           HUNTSMAN PACKAGING CORPORATION
                         $285,000,000 ADDITIONAL FACILITIES
                                 COMMITMENT LETTER


Ladies and Gentlemen:

          You have advised The Chase Manhattan Bank ("Chase") and Chase Securities Inc. ("CSI") that Huntsman Packaging Corporation, a Utah corporation (the "Borrower"), intends to offer to acquire (the "Acquisition") Blessings Corporation, a Delaware corporation (the "Target"), for cash consideration not exceeding $215,000,000 (excluding existing indebtedness of the Target to be refinanced) and, in connection therewith, the Borrower desires to amend and restate its existing Credit Agreement dated as of September 30, 1997 (the "Credit Agreement"), among the Borrower, the lenders party thereto and Chase, as Administrative Agent, in order to permit the Acquisition and to obtain additional credit facilities thereunder (the "Additional Facilities" and, together with the existing credit facilities under the Credit Agreement, the "Facilities"), as described in the Summary of Principal Terms and Conditions attached hereto as Exhibit A (the "Term Sheet"), the proceeds of which will be used to finance the consideration payable in connection with the Acquisition, to refinance certain existing indebtedness of the Target and to pay related fees and expenses. The amendment and restatement of the Credit Agreement contemplated hereby (the "Restatement"), the Acquisition and the refinancing of existing indebtedness of the Target are collectively referred to herein as the "Transactions". Capitalized terms used and not otherwise defined herein are used as defined in the Credit Agreement.

          In connection with the foregoing, CSI is pleased to advise you of its agreement to act as arranger for the Additional Facilities and Chase is pleased to advise you of its commitment to provide the entire principal amount of the Additional Facilities and to serve as administrative agent in respect thereof, in each case upon the terms and subject to the conditions set forth or referred to in this Commitment Letter and in the Term Sheet. In addition, you have requested that Chase agree, and Chase hereby agrees, that, in the event that the Restatement is not approved by the Lenders required for approval under the Credit Agreement, Chase will enter into (or arrange for other assignees to enter into) Assignment and Acceptances with those Lenders that are not willing to approve the Restatement (the "Departing Lenders"), pursuant to which the Commitments and Loans of the Departing Lenders (the "Assigned Interests") are assigned to and assumed by Chase or one or more other assignees willing to approve the Restatement, upon the terms and subject to the conditions set forth or referred to in this Commitment Letter and in the Term Sheet.

          It is agreed that Chase will continue to act as the sole and exclusive administrative agent and collateral agent for all the credit facilities under the Credit Agreement (including the Additional Facilities), and that CSI will act as the sole and exclusive advisor and arranger for the Additional Facilities, and that each will, in such capacity, perform the duties and exercise the authority customarily associated with such roles. It is further agreed that no additional agents, co-agents or arrangers will be appointed and no Lender will receive compensation outside the terms contained herein and in the Fee Letter referred to below in order to obtain its commitment to participate in the Additional Facilities or to approve the Restatement (or, if applicable, to accept any Assigned Interest) in each case unless you and we mutually agree.

          Chase reserves the right, prior to or after the execution of definitive documentation for the Restatement, to syndicate all or a portion of its commitment in respect of the Additional Facilities (and, if applicable, the

Assigned Interests) to one or more financial institutions reasonably satisfactory to CSI, Chase and you. CSI intends to commence syndication efforts promptly upon the execution of this Commitment Letter, and you agree actively to assist Chase and CSI in achieving a syndication that is satisfactory to Chase and CSI. This will be accomplished by a variety of means, including (a) direct contact during the syndication (at times mutually agreed upon) between the senior officers, representatives and advisors of the Borrower (and senior officers of the Target), on the one hand, and existing and prospective Lenders, on the other hand, and (b) the hosting, with CSI, of a meeting of existing and prospective Lenders. Such assistance also shall include your using your reasonable best efforts to have CSI's syndication efforts benefit materially from your lending relationships. Chase's commitment hereunder will be reduced by the amount of any commitments to provide a portion of the Additional Facilities received from other prospective Lenders prior to the execution of definitive documentation for the Restatement.

          CSI will, in consultation with you, manage all aspects of the syndication, including selection of existing or prospective Lenders, determination of when CSI will approach existing and potential Lenders, any naming rights and the final allocations of the commitments in respect of the Additional Facilities (and, if applicable, the Assigned Interests) among existing and prospective Lenders. To assist CSI in its syndication efforts, you agree (a) promptly to provide, and to cause your affiliates and advisors to provide, CSI upon request with all financial and other information with respect to the Borrower, the Target, the Transactions and any other transactions contemplated hereby deemed reasonably necessary by CSI to complete successfully any syndication, including but not limited to financial projections (the "Projections") relating to the foregoing, and (b) to assist, and to cause your affiliates and advisors to assist, CSI in the preparation of a Confidential Information Memorandum and other marketing materials to be used in connection with the arrangement and syndication of the Additional Facilities (and, if applicable, the Assigned Interests).

          The commitment and agreements of Chase hereunder and the agreement of CSI to provide the services described herein are subject to the condition that
(a) all information (other than the Projections) concerning the Borrower, the

Target and the Transactions and the other transactions contemplated hereby (the "Information") that has been or will be made available to Chase or CSI by you or any of your representatives in connection with the transactions contemplated hereby, when taken as a whole, is or will be complete and correct in all material respects and does not or will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made and (b) the Projections that have been or will be made available to Chase or CSI by you or any of your representatives in connection with the transactions contemplated hereby have been and will be prepared in good faith based upon assumptions believed by you to be reasonable. You agree to supplement the Information and the Projections from time to time until the closing of the Restatement to correct any material misstatement in or material omission from the Information or if the assumptions underlying the Projections are not believed by you to be reasonable. In arranging the Restatement, including the syndication of the Additional Facilities (and, if applicable, the Assigned Interests), CSI and Chase will use and rely primarily on the Information and the Projections without independent verification thereof.

          As consideration for Chase's commitment and Chase's and CSI's agreements hereunder, you agree to pay to Chase the fees set forth in the Term Sheet and in the Fee Letter dated the date hereof and delivered herewith (the "Fee Letter"). Once paid, such fees shall not be refundable under any circumstances.

          Chase's commitment and Chase's and CSI's agreements hereunder are subject to (a) our satisfaction with the terms and conditions of the Acquisition and the other Transactions (including, without limitation, all agreements and arrangements relating thereto), (b) the absence of any materially adverse information, event, circumstance or other matter relating to the Borrower, the Target or the Transactions becoming known to Chase after the date of this Commitment Letter that was not disclosed to Chase prior to the date of this Commitment Letter, (c) there not having occurred any material adverse change since December 31, 1997, in the business, assets, results of operations, condition (financial or otherwise) or prospects of or relating to the Borrower, the Target and their respective subsidiaries, taken as a whole, (d) there not having occurred and being continuing any material adverse change in financial, banking or capital markets that materially and adversely affects the syndication of bank credit facilities for transactions comparable to those contemplated hereby, (e) our satisfaction that, prior to and during the syndication of the Additional Facilities (and, if applicable, the Assigned Interests), there shall be no competing issues of debt securities or commercial bank facilities of the Borrower or any of its subsidiaries being offered, placed or arranged and (f) the other conditions set forth herein and in the Term Sheet.

          As indicated in the Term Sheet, Chase's commitment also is subject to the condition that the Indenture relating to the Borrower's existing Senior Subordinated Notes be amended to the extent necessary to permit the Additional Facilities. In the event that such condition is not satisfied, Chase will agree to eliminate such condition if (i) the Additional Facilities are reduced to an aggregate principal amount of $235,000,000, (ii) the current stockholders of the Borrower create a special purpose holding company to own all the outstanding capital stock of the Borrower and (iii) such holding company incurs $50,000,000 of indebtedness and contributes the proceeds of such indebtedness to the Borrower as equity, all as contemplated by the Commitment Letter among us dated March 20, 1998, and the term sheet attached thereto, in each case relating to Additional Facilities in an aggregate principal amount of $235,000,000 (the "March 20 Commitment Letter").

          It is understood and agreed that Chase and CSI shall be entitled, after consultation with you, to change the pricing, terms and structure of the Facilities if Chase and CSI determine that such changes are reasonably necessary in order to ensure a successful syndication of the Additional Facilities (and, if applicable, the Assigned Interests); PROVIDED that the total amount of the Facilities provided to you shall remain unchanged. Chase's commitment and Chase's and CSI's agreements hereunder are subject to the agreements set forth in this paragraph.

          The terms and conditions of the Additional Facilities are not limited to those set forth herein and in the Term Sheet. Those matters that are not covered by the provisions hereof and of the Term Sheet are subject to the approval and agreement of Chase, CSI and the Borrower.

          In addition, Chase's commitment hereunder is subject to the negotiation, execution and delivery of definitive documentation with respect to the Restatement and the Additional Facilities reasonably satisfactory to Chase. Such documentation shall be based upon and similar to the existing Credit Agreement and related documentation (except for changes to reflect the terms of the Additional Facilities and to contemplate the Acquisition) and otherwise shall be reasonably satisfactory to Chase and its counsel.

          You agree (a) to indemnify and hold harmless CSI, Chase and their respective officers, directors, employees, affiliates, agents and controlling persons from and against any and all losses, claims, damages, liabilities and expenses, joint or several, to which any such person may become subject arising out of or in connection with this Commitment Letter, the Term Sheet, the Fee Letter, the Transactions, the Additional Facilities, the use of proceeds thereof or any related transaction or any claim, litigation, investigation or proceeding relating to any of the foregoing, regardless of whether any of such indemnified parties is a party thereto, and to reimburse each of such indemnified parties upon demand for any reasonable legal or other expenses incurred in connection with investigating or defending any of the foregoing, PROVIDED that the foregoing indemnity will not, as to any indemnified party, apply to losses, claims, damages, liabilities or related expenses to the extent they have resulted from the willful misconduct or gross negligence of such indemnified party, and (b) to reimburse CSI and Chase on demand for all reasonable out-of-pocket expenses (including but not limited to expenses of Chase's due diligence investigation, fees and expenses of consultants engaged in consultation with you, syndication expenses, travel expenses and fees, disbursements and other charges of counsel to Chase and CSI), in each case incurred in connection with the Additional Facilities and the preparation of this Commitment Letter, the Term Sheet, the Fee Letter, the definitive documentation for the Restatement and the security arrangements in connection therewith. No indemnified person shall be liable for any indirect or consequential damages in connection with its activities related to the Transactions.

          You acknowledge that Chase and CSI may be providing debt financing, equity capital or other services (including financial advisory services) to other companies in respect of which you may have conflicting interests. Neither Chase nor CSI will use confidential information obtained from you by virtue of the transactions contemplated by this Commitment Letter or its other relationships with you in connection with the performance by Chase or CSI of services for other companies, and neither Chase nor CSI will furnish any such information to other companies. You also acknowledge that neither Chase nor CSI has any obligation to use in connection with the transactions contemplated by this Commitment Letter, or to furnish to you, confidential information obtained by Chase or CSI from other companies.

          This Commitment Letter is delivered to you on the understanding that neither this Commitment Letter, the Fee Letter nor the Term Sheet nor any of their terms or substance shall be disclosed, directly or indirectly, to any other person except (a) on a confidential basis, to the Borrower and its affiliates and its officers, agents and advisors who are directly involved in the consideration of this matter or (b) as may be compelled in a judicial or administrative proceeding or as otherwise required by law (in which case you agree to inform us promptly thereof); PROVIDED that you may disclose this Commitment Letter and the Term Sheet, and their terms and substance (but not the Fee Letter or its terms and substance) to the Target after this Commitment Letter has been accepted by you.

          Except as otherwise contemplated herein or as permitted under Section
9.12 of the Credit Agreement, Chase and CSI agree that they will keep and cause their affiliates to keep as confidential in accordance with customary banking practices and in accordance with the confidentiality agreement dated January 22, 1998 and executed by the Borrower (the "Existing Confidentiality Agreement"), all non-public, confidential information of the Borrower and its subsidiaries. Chase and CSI agree that they will make each prospective syndicate member to which they deliver any such non-public, confidential information aware of the confidential nature thereof, including the limitations set forth in the Existing Confidentiality Agreement.

          This Commitment Letter and Chase's commitment and Chase's and CSI's agreements hereunder shall not be assignable by you without the prior written consent of Chase and CSI, and any purported assignment without such consent shall be void. This Commitment Letter may not be amended or any provision hereof waived or modified except by an instrument in writing signed by Chase, CSI and you. The Borrower has the right to terminate Chase's commitment hereunder at any time subject to the provisions of the fourth sentence of the immediately succeeding paragraph. This Commitment Letter may be executed in any number of counterparts, each of which shall be an original and all of which, when taken together, shall constitute one agreement. Delivery of an executed counterpart of a signature page of this Commitment Letter by facsimile transmission shall be effective as delivery of a manually executed counterpart of this Commitment Letter. This Commitment Letter is intended to be solely for the benefit of the parties hereto and is not intended to confer any benefits upon, or create any rights in favor of, any person other than the parties hereto. This Commitment Letter shall be governed by, and construed in accordance with, the laws of the State of New York.

          Please indicate your acceptance of the terms hereof and of the Term Sheet and the Fee Letter by returning to us executed counterparts of this Commitment Letter and the Fee Letter not later than 5:00 p.m., New York City time, on April 8, 1998. Chase's commitment and Chase's and CSI's agreements hereunder will expire at such time in the event that Chase has not received such executed counterparts in accordance with the immediately preceding sentence. In the event that the Restatement is not effective on or before June 30, 1998, then this Commitment Letter and Chase's commitment and Chase's and CSI's agreements hereunder shall automatically terminate unless Chase and CSI shall, in their discretion, agree to an extension. The compensation, reimbursement and indemnification provisions contained herein shall remain in full force and effect regardless of whether definitive documentation shall be executed and delivered and notwithstanding the termination of this Commitment Letter or Chase's commitment and Chase's and CSI's agreements hereunder, provided that the compensation, reimbursement and indemnification provisions contained herein shall be superseded by the provisions of the definitive financing documentation upon the effectiveness thereof.

          Upon your execution and delivery of this Commitment Letter and the Fee Letter as provided above, the

March 20 Commitment Letter, and the Fee Letter referred to therein, shall be superseded and replaced hereby and shall terminate.

          Chase and CSI are pleased to have been given the opportunity to assist you in connection with the Transactions.


                              Very truly yours,

                              THE CHASE MANHATTAN BANK,

                                by
                                  /s/ ROBERT ANASTASIO
                                  -----------------------
                                  Name: Robert Anastasio
                                  Title: Vice President


                              CHASE SECURITIES INC.,

                                by
                                  /s/ MERCEDES TECH
                                  -----------------------
                                  Name: L. Mercedes Tech
                                  Title: Managing Director


Accepted and agreed to as of
the date first above written:


HUNTSMAN PACKAGING CORPORATION,

  by
     /s/ RONALD G. MOFFITT
     ---------------------------
     Name: Ronald G. Moffitt
     Title: Senior Vice President

                                                                       EXHIBIT A


CONFIDENTIAL
April 7, 1998





                            HUNTSMAN PACKAGING CORPORATION
                          $285,000,000 ADDITIONAL FACILITIES
                      SUMMARY OF PRINCIPAL TERMS AND CONDITIONS


BORROWER:                Huntsman Packaging Corporation, a Utah corporation (the
                         "Borrower").

TRANSACTIONS:            The Borrower intends to offer to acquire (the
                         "Acquisition") Blessings Corporation, a Delaware corporation (the "Target"), for cash consideration not exceeding $215,000,000 in the aggregate (the "Purchase
                         Price"). It is contemplated that the Acquisition will be consummated pursuant to (a) a tender offer (the
                         "Tender Offer") by the Borrower or a wholly-owned subsidiary thereof for all outstanding shares of the Target's capital stock, followed by (b) a merger (the
                         "Merger") of the Target with and into the Borrower pursuant to which all holders of shares of capital stock of the Target (other than those acquired pursuant to the Tender Offer) are entitled to receive cash consideration for their shares. The Acquisition will be effected in accordance with a definitive agreement
                         (the "Acquisition Agreement") to be entered into by the Borrower, the Target and one or more affiliates thereof. In connection with the Acquisition, all existing indebtedness of the Target (the "Target
                         Indebtedness") will be repaid, subject to limited exceptions to be agreed upon. The Acquisition, the repayment of the Target Indebtedness, the Restatement
                         (as defined below) and all related transactions are referred to herein collectively as the "Transactions".

SOURCES AND USES:        The approximate sources and uses of funds necessary to
                         consummate the Transactions are set forth on Annex II attached hereto.

ADMINISTRATIVE AGENT     The Chase Manhattan Bank ("Chase") will act as sole and
AND COLLATERAL           exclusive administrative agent and collateral agent
AGENT:                   (collectively, the "Agent") for a syndicate of
                         financial institutions reasonably satisfactory to Chase and the Borrower (the "Lenders"), and will perform the duties customarily associated with such roles.

ARRANGER:                Chase Securities Inc. will act as sole and exclusive
                         advisor and arranger (the "Arranger") for the Additional Facilities (as defined herein) and will perform the duties customarily associated with such roles.

RESTATEMENT OF           In connection with the Transactions, the Borrower's
EXISTING CREDIT          existing Credit Agreement dated as of September 30,
AGREEMENT:               1997 (the "Existing Credit Agreement"), will be amended
                         and restated (the "Restatement") in order to permit the Acquisition and to provide for the Additional
                         Facilities (as defined below), subject to the terms and conditions contemplated hereby. The existing term loan facility (the "Existing Term Loan Facility") and revolving facility (the "Existing Revolving Facility" and, together with the Existing Term Loan Facility, the "Existing Facilities") under the Existing Credit
                         Agreement will remain in place.

ADDITIONAL               In addition to the Existing Facilities, the Restatement
FACILITIES:              will provide for:

                         (A) A Senior Secured Tranche A Term Loan Facility in an aggregate principal amount of up to $185,000,000 (the "Tranche A Facility").

                         (B) A Senior Secured Tranche B Term Loan Facility in an aggregate principal amount of up to $100,000,000 (the "Tranche B Facility" and, together with the Tranche A Facility, the "Additional Facilities").

                         The Existing Term Loan Facility, the Tranche A Facility and the Tranche B Facility are collectively referred to as the "Term Facilities" and, together with the Existing Revolving Facility, the "Facilities".

PURPOSE: The proceeds of loans made under the Additional Facilities will be used by the Borrower to pay the Purchase Price, to repay Target Indebtedness and to pay fees and expenses incurred in connection with the Transactions.

AVAILABILITY:            The full amount of the Tranche B Facility must be drawn
                         in a single drawing on the date (the "Closing Date") on which the Restatement becomes effective. The full amount of the Tranche A Facility also must be drawn in a single drawing on the Closing Date; PROVIDED that, if the Merger does not occur on the Closing Date, then an amount of the Tranche A Facility equal to the sum of
                         (a) the portion of the Purchase Price allocable to the Target's shares that are not being purchased pursuant to the Tender Offer and (b) the amount of the Target
                         Indebtedness to be repaid in connection with the Transactions that is not required to be repaid prior to the Merger, shall be available after the Closing Date
                         (and such portion of the Tranche A Facility shall be available in a limited number of drawings during a period to be determined). Amounts borrowed under the Additional Facilities that are repaid or prepaid may not be reborrowed.

INTEREST RATES           As set forth on Annex I hereto.
AND FEES:

DEFAULT RATE:            The applicable interest rate plus 2% per annum shall be
                         charged on all overdue amounts.

FINAL MATURITY AND       (A)  The maturity of the Existing Facilities and the
AMORTIZATION:                 amortization of the Existing Term Loan Facility
                              will not be changed.

                         (B) The Tranche A Facility will mature on the same date as the Existing Term Loan Facility (September 30, 2005) and will amortize on a quarterly basis to be determined.

                         (C) The Tranche B Facility will mature on June 30, 2006, and will amortize on a quarterly basis in nominal amounts during the first seven years and in amounts to be determined thereafter.

GUARANTEES:              All obligations of the Borrower under the Facilities,
                         under the related security documentation and under any interest protection or other hedging arrangements entered into by the Borrower with a Lender (or any affiliate thereof) (collectively, the "Obligations") will be unconditionally guaranteed (the "Guarantees") by each existing and subsequently acquired or organized domestic (and, to the extent no adverse tax consequences to the Borrower would result therefrom, foreign) subsidiary of the Borrower on the same basis as under the Existing Credit Agreement. The Target and its subsidiaries will not be required to enter into Guarantees prior to the Merger but, upon the Merger, each subsidiary of the Target that meets the requirements set forth above shall be required to enter into a Guarantee.

SECURITY:                The Obligations will be secured by substantially all
                         the assets of the Borrower and each existing and subsequently acquired or organized domestic (and, to the extent no adverse tax consequences to the Borrower would result therefrom, foreign) subsidiary of the Borrower (collectively, the "Collateral") on the same basis as under the Existing Credit Agreement, including but not limited to (a) a first-priority pledge of all capital stock held by the Borrower or any other domestic (and, subject to the foregoing limitation, foreign) subsidiary of the Borrower of each existing and subsequently acquired or organized subsidiary of the Borrower (which pledge, in the case of any foreign subsidiary, shall be limited to 65% of the capital stock of such foreign subsidiary to the extent the pledge of any greater percentage would result in adverse tax consequences to the Borrower), including capital stock of the Target acquired pursuant to the Tender Offer, and (b) perfected first-priority security interests in, and mortgages on, substantially all tangible and intangible assets of the Borrower and each existing or subsequently acquired or organized domestic
                         (and, subject to the foregoing limitation, foreign) subsidiary of the Borrower (including but not limited to accounts receivable, inventory, equipment, trademarks, other intellectual property, licensing agreements, cash and proceeds of the foregoing).

                         The assets of the Target and its subsidiaries will not be required to be pledged to secure the Obligations prior to the Merger but, upon the Merger, the Obligations will be secured by substantially all the assets of the Target and the Target's subsidiaries to the extent required by the preceding paragraph.

                         All the above-described pledges, security interests and mortgages shall be created on terms, and pursuant to documentation, reasonably satisfactory to the Lenders, and none of the Collateral shall be subject to any other pledges, security interests or mortgages, subject to limited exceptions to be agreed upon.

MANDATORY                Loans under the Term Facilities shall be prepaid with
PREPAYMENTS:             (a) 50% of Excess Cash Flow (as defined in the Existing
                         Credit Agreement) for each fiscal year, (b) 100% of the net cash proceeds of all asset sales or other dispositions of property by the Borrower and its subsidiaries (including insurance and condemnation proceeds in excess of an agreed-upon amount but subject to certain exceptions to be negotiated in the final documentation); PROVIDED, HOWEVER, that the foreign subsidiaries of the Borrower may retain the net cash proceeds of any such asset sales or other dispositions in an aggregate amount not to exceed $40,000,000,
                         (c) 100% of the net proceeds of issuances of debt obligations of the Borrower and its subsidiaries
                         (subject to exceptions to be agreed upon) and (d) 50% of the net proceeds of issuances of equity of the Borrower and its subsidiaries; PROVIDED, HOWEVER, that if the Borrower issues equity in order to finance a Permitted Acquisition (to be defined), no amount of such net proceeds to the extent such net proceeds are used to finance such Permitted Acquisition will be required to be applied as a prepayment; PROVIDED, FURTHER, that if the debt/EBITDA ratio of the Borrower and its subsidiaries is less than 2.00 to 1.00 as of the end of the immediately preceding four fiscal quarters for which financial statements are available, no amount of net proceeds will be required to be applied as a prepayment under this clause (d).

                         Subject to the "Special Application Provisions" described below, all mandatory prepayments of loans under the Term Facilities shall be applied pro rata among the Term Facilities. Within each such Term Facility, mandatory prepayments will be applied pro rata to reduce the remaining amortization payments. When there are no longer outstanding loans under the Term Facilities, mandatory prepayments will be applied to permanently reduce commitments under the Revolving Facility.

SPECIAL APPLICATION      Holders of loans under the Tranche B Facility may, so
PROVISIONS:              long as loans are outstanding under either of the other
                         Term Loan Facilities, decline to accept any mandatory prepayment described above and, under such circumstances, all amounts that would otherwise be used to prepay loans under the Tranche B Facility shall be used to prepay loans under the other Term Facilities pro rata.

VOLUNTARY                Voluntary prepayments of borrowings under the
PREPAYMENTS/             Facilities, and voluntary reductions of the unutilized
REDUCTIONS IN            portion of the Revolving Facility commitments, will be
COMMITMENTS:             permitted at any time, in minimum principal amounts to
                         be agreed upon, without premium or penalty, subject to reimbursement of the Lenders' redeployment costs in the case of a prepayment of Adjusted LIBOR borrowings other than on the last day of the relevant interest period.
                         All voluntary prepayments of Term Facilities must be made pro rata among the Term Facilities and shall be applied, first, to reduce the next four scheduled quarterly payments under the relevant Facility and, second, pro rata to the remaining amortization payments under such Facility.

REPRESENTATIONS AND      Substantially the same as representations and
WARRANTIES:              warranties set forth in the Existing Credit Agreement
                         and others to be reasonably specified by the Agent.

CONDITIONS PRECEDENT     Usual for facilities and transactions of this type,
TO RESTATEMENT AND       those specified below and others to be reasonably
INITIAL BORROWING:       specified by the Agent, including, without limitation:
                         delivery of satisfactory legal opinions and financial information to be agreed upon; first-priority perfected security interests in the Collateral; execution of the Guarantees, which shall be in full force and effect;
                         accuracy of representations and warranties; absence of defaults, prepayment events or creation of liens under debt instruments or other agreements as a result of the transactions contemplated hereby; evidence of authority; compliance with applicable laws and regulations (including but not limited to ERISA, margin regulations and environmental laws); absence of material adverse change in the business, assets, results of operations, condition (financial or otherwise) or prospects of the Borrower, the Target and their respective subsidiaries, taken as a whole, since
                         December 31, 1997; payment of fees and expenses;
                         delivery of borrowing certificates; and obtaining of satisfactory insurance.

                         The Indenture relating to the Borrower's existing Senior Subordinated Notes shall have been amended to the extent necessary to permit the Additional Facilities, and such amendment shall be reasonably satisfactory to the Lenders in form and substance; PROVIDED that the foregoing condition shall not apply if the aggregate amount of the Additional Facilities is reduced to an amount that does not require any amendment to such Indenture and the balance of the financing is raised by the incurrence of indebtedness by a special purpose holding company that will be formed to hold all the common stock of the Borrower, all on terms reasonably satisfactory in all material respects to the Lenders.

                         The Lenders shall be satisfied with the material terms of the Acquisition, including the material terms and conditions of (a) the Tender Offer, (b) the Merger and
                         (c) the Acquisition Agreement and any other agreements entered into in connection with the Transactions (it being agreed that the Lenders are satisfied with the terms and conditions set forth in the draft of the Acquisition Agreement delivered to the Administrative Agent and its counsel on April 5, 1998.

                         All conditions to the acceptance of shares of the Target's capital stock pursuant to the Tender Offer shall have been satisfied (without giving effect to any material amendment or waiver thereof that has not been approved by the Lenders) and sufficient shares shall have been validly tendered and accepted for purchase pursuant to and in accordance with the Tender Offer to permit the Borrower to cause the Merger to occur without the approval of any other shareholders.

                         Either (a) the Merger shall be consummated on the Closing Date or (b) there shall not be any further consent, approval, waiver, condition or other material impediment to the consummation of the Merger, other than (i) approval of the Merger by vote of the stockholders (which shall be within the control of the Borrower) of the Target at a meeting of stockholders,
                         (ii) customary filings in the State of Delaware to effect the Merger and (iii) the other conditions to the Merger set forth in the Acquisition Agreement.

                         The Lenders shall be satisfied in all material respects with the proposed capital structure of the Borrower and its subsidiaries after consummation of the Transactions (it being agreed that the Lenders are satisfied as of the date hereof with the proposed capital structure described in this Term Sheet, including the estimated sources and uses on Annex II hereto).

                         After giving effect to the Transactions and the other transactions contemplated hereby, the Borrower and its subsidiaries shall have outstanding no indebtedness or preferred stock other than (a) the loans and other extensions of credit under the Facilities, (b) the Borrower's existing Senior Subordinated Notes and (c) other limited indebtedness to be agreed upon. The terms and conditions of any indebtedness of the Target to remain outstanding after the Closing Date shall be reasonably satisfactory in all respects to the Lenders.

                         The Lenders shall have received a pro forma consolidated balance sheet of the Borrower as of the Closing Date, after giving effect to the Transactions and the other transactions contemplated hereby, which balance sheet shall be in form and substance reasonably satisfactory to the Lenders.

                         The Lenders shall be reasonably satisfied in all respects with the tax position and the contingent tax and other liabilities of, and with any tax sharing agreements involving, the Borrower and its subsidiaries after giving effect to the Transactions and the other transactions contemplated hereby, and with the plans of the Borrower with respect thereto (it being understood that the information disclosed by the Borrower to the Administrative Agent prior to the date hereof with respect to the foregoing tax matters shall be deemed satisfactory).

                         The consummation of the Transactions and the other transactions contemplated hereby shall not (a) violate any applicable law, statute, rule or regulation or
                         (b) conflict with, or result in a default or event of default under, any material indenture or other agreement of the Borrower, the Target or any of their respective subsidiaries (other than those relating to Target Indebtedness being repaid on the Closing Date), and the Agent shall have received one or more legal opinions to such effect, reasonably satisfactory to the Agent, from counsel to the Borrower reasonably satisfactory to the Agent.

                         All requisite material governmental authorities and third parties shall have approved or consented to the Transactions (including the Merger) and the other transactions contemplated hereby to the extent required, all applicable appeal periods shall have expired and there shall be no governmental or judicial action, actual or threatened, that would restrain, prevent or impose burdensome conditions on the Transactions or the other transactions contemplated hereby.

                         The Lenders shall have received (a) copies of all existing environmental reports prepared with respect to the properties of the Target and its subsidiaries and any environmental liabilities that may be attributable to such properties or operations thereon and (b) such other materials relating to the Target's compliance with environmental laws and actual or potential environmental liabilities as shall be reasonably specified by the Agent, all of which shall be satisfactory to the Agent (it being understood that the condition set forth in clause (b) has been satisfied, PROVIDED that the phase I reports to be delivered to the Lenders by the Borrower shall not contain any materially adverse information that has not been disclosed by the persons preparing such reports pursuant to or in connection with their discussions with the Agent's counsel prior to the date hereof).

                         There shall be no litigation or administrative proceeding that would have a material adverse effect on the business, assets, results of operations, condition (financial or otherwise) or prospects of the Borrower, the Target and their respective subsidiaries, taken as a whole, or on the ability of the parties to consummate the Transactions or the other transactions contemplated hereby.

CONDITIONS PRECEDENT     Accuracy of representations and warranties and absence
TO SUBSEQUENT            of defaults.  In addition, if the Merger is not
BORROWINGS:              consummated on the Closing Date, any subsequent
                         borrowing under the Tranche A Facility will be subject to consummation of the Merger in accordance with the Acquisition Agreement.

AFFIRMATIVE              Substantially the same as the affirmative covenants set
COVENANTS:               forth in the Existing Credit Agreement and others to be
                         reasonably specified by the Agent. The Borrower will agree that, if the Merger is not consummated on the Closing Date, then the Merger will be consummated within 90 days thereafter.

NEGATIVE COVENANTS:      Substantially the same as the negative covenants set
                         forth in the Existing Credit Agreement and others to be reasonably specified by the Agent.

SELECTED FINANCIAL       Substantially the same as the financial covenants set
COVENANTS:               forth in the Existing Credit Agreement with respect to:
                         (a) a maximum ratio of debt/EBITDA, (b) a minimum interest coverage ratio, (c) minimum net worth and
                         (d) maximum capital expenditures. Covenant levels are to be determined. Definitions in respect of the financial covenants shall be substantially the same as those in the Existing Credit Agreement.

EVENTS OF DEFAULT:       Substantially the same as the events of default set
                         forth in the Existing Credit Agreement and others to be reasonably specified by the Agent.

VOTING: Amendments and waivers of the restated Credit Agreement and the other definitive credit documentation will require the approval of Lenders holding more than 50% of the aggregate amount of the loans and commitments under the Facilities, except that the consent of each Lender affected thereby shall be required with respect to those matters that require such consent under the Existing Credit Agreement.

COST AND YIELD           Usual for facilities and transactions of this type.
PROTECTION:

ASSIGNMENTS AND          The Lenders will be permitted to assign loans and
PARTICIPATIONS:          commitments to other financial institutions with the
                         consent of the Borrower and the Agent, in each case not to be unreasonably withheld. Each assignment (except to other Lenders or their affiliates) will be in a minimum amount of $5,000,000. Assignments will be by novation and will not be required to be pro rata among the Facilities.

                         The Lenders will be permitted to participate loans and commitments without restriction to other financial institutions. Voting rights of participants shall be limited to customary matters.

EXPENSES AND             All reasonable out-of-pocket expenses (including,
INDEMNIFICATION:         without limitation, expenses incurred in connection
                         with due diligence) of the Arranger and the Agent associated with the Restatement, the syndication of the Facilities and the preparation, execution and delivery, administration, waiver or modification and enforcement of the Credit Agreement and the other documentation contemplated hereby and thereby (including the reasonable fees, disbursements and other charges of counsel) are to be paid by the Borrower. In addition, all reasonable out-of-pocket expenses of the Lenders for enforcement costs and documentary taxes associated with the Facilities are to be paid by the Borrower.

                         The Borrower will indemnify the Arranger, the Agent and the other Lenders and hold them harmless from and against all costs, expenses (including reasonable fees, disbursements and other charges of counsel) and liabilities of the Arranger, the Agent and the other Lenders arising out of or relating to any claim or any litigation or other proceedings (regardless of whether the Arranger, the Agent or any other Lender is a party thereto) that relate to the proposed transactions, including the financing contemplated hereby, the Transactions or any transactions connected therewith, provided that none of the Arranger, the Agent or any other Lender will be indemnified for its gross negligence or willful misconduct.

GOVERNING LAW AND        New York.
FORUM:

COUNSEL TO AGENT AND     Cravath, Swaine & Moore.
ARRANGER:

                                                                         ANNEX I



INTEREST RATES:     The interest rates under the Existing Facilities will remain the same as under the Existing Credit Agreement.

                    The interest rates under the Tranche A Facility will be determined by reference to the pricing grid set forth below under the caption "Adjustments to Interest Rates", which are the same as those applicable to the Existing Facilities.

                    The interest rates under the Tranche B Facility will be Adjusted LIBOR plus 2.25% or ABR plus 1.00%; PROVIDED that if the Borrower's ratio set forth below under "Adjustments to Interest Rates" is less than 4.00 to 1.00, then the interest rates under the Tranche B Facility will be Adjusted LIBOR plus 2.00% or ABR plus .75%.

                    The Borrower may elect interest periods of 1, 2, 3 or 6 months for Adjusted LIBOR borrowings.

                    Calculation of interest shall be on the basis of actual days elapsed in a year of 360 days (or 365 or 366 days, as the case may be, in the case of ABR loans based on the Prime
                    Rate) and interest shall be payable at the end of each interest period and, in any event, at least every 3 months.

                    ABR is the Alternate Base Rate, which is the highest of Chase's Prime Rate, the Federal Funds Effective Rate plus 1/2 of 1% and the Base CD Rate plus 1%.

                    Adjusted LIBOR and the Base CD Rate will at all times include statutory reserves (and, in the case of the Base CD Rate, FDIC assessment rates).

COMMITMENT FEES:    Commitment fees under the Existing Revolving Facility will remain the same as under the Existing Credit Agreement. If the entire amount of the Tranche A Facility is not funded on the Closing Date, commitment fees will accrue on unfunded commitments thereunder at the rate of 0.50% per annum.

ADJUSTMENTS TO
INTEREST RATES:     The interest rates under the Tranche A Facility will be
                    determined as follows by reference to the Borrower's ratio of (a) Total Debt (as defined in the Existing Credit
                    Agreement) as of the date of determination to
                    (b) Consolidated EBITDA (as defined in the Existing Credit
                    Agreement) for the period of four consecutive fiscal quarters ended as of such date of determination, as set forth below:


        Ratio of Debt to EBITDA            Adjusted LIBOR plus       ABR plus
        -----------------------            -------------------       --------
 Greater than or equal to 4.00 to 1.00            2.00%                .75%
 Less than 4.00 to 1.00                           1.75%                .50%

 Less than or equal to 3.50 to 1.00               1.50%                .25%

 Less than or equal to 3.00 to 1.00               1.25%                .0%
 Less than or equal to 2.50 to 1.00               1.00%                .0%

     The ratio of debt to EBITDA shall be determined as at the last day of each fiscal quarter; changes in interest rates resulting from changes in such ratio shall become effective on the first day on which the financial statements covering the quarter-end date as of which such ratio is computed are delivered to the Agent.

                                                                        ANNEX II
                        Estimated Sources and Uses of Funds
                              (in millions of dollars)

                              For Consolidated Entity

USES OF FUNDS                                 SOURCES OF FUNDS
-------------                                 -----------------
Purchase Price           $215                 Tranche A Facility           $185

Repay Target                                  Tranche B Facility            100
Indebtedness              55

Fees and expenses         15
                        ----                                                ----
Total Uses              $285                   Total Sources                $285
                        ----                                                ----
                        ----                                                ----